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                                                                      Exhibit 5

                       ORRICK, HERRINGTON & SUTCLIFFE LLP

                                                              November 23, 1998

California Federal Bank
135 Main Street, 4th Floor
San Francisco, California 94105-1817

     Re: REGISTRATION STATEMENT ON FORM S-8 FOR THE CALIFORNIA FEDERAL EMPLOYEES' INVESTMENT PLAN (THE "PLAN")

Ladies and Gentlemen:

    At your request, we are rendering this opinion in connection with the proposed issuance pursuant to the California Federal Employees' Investment Plan (the "Plan"), of up to 2,500,000 shares of common stock ("Common Stock"), of Golden State Bancorp Inc., a Delaware corporation (the "Company"), and an indeterminate number of "interests" in the Plan. Specifically, in connection with the Registration Statement on Form S-8 for the Plan, you have asked for our opinion as to whether the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

    The qualified status of a profit sharing or other retirement plan can be confirmed in advance by applying for a determination letter from the Internal Revenue Service (the "IRS"). Such a determination letter relates only to a plan's status as a qualified plan under the Internal Revenue Code of 1986, as amended ("Code"), and further relates to the plan's form and not to its operation. Consequently, this opinion is similarly limited.

    The Company received a favorable determination letter from the IRS dated August 8, 1997, regarding the qualified status of the Plan, as then amended. You have advised us that the amendments described in the IRS determination letter were adopted by the deadline prescribed in such letter. You have advised us further that (a) the Plan has been amended since the date of the amendments described in the IRS determination letter, and (b) the Company has not yet applied for a determination letter regarding the qualified status of the Plan, as so amended.

    If, on or before the last day of the 1999 plan year of the Plan (see IRS Rev. Proc. 97-41), the Company (a) amends the Plan in order to meet the requirements for qualification under the Code, as amended by the Small Business Job Protection Act of 1996 and certain other legislation amending the Code and final regulations thereunder (collectively, "SBJPA"), and (b) applies for

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a determination letter with respect to the continued qualification of the Plan as then amended, the Company may amend the Plan retroactively in order to meet the requirements for qualification under the Code. You have assured us that the Company intends to so amend the Plan and to file an application for such a determination letter within the time period described above. You have advised us that the determination letter application for the Plan will be filed on IRS Form 5300. Under Section 401(b) of the Code and IRS Revenue Procedure 97-41, any such amendment may be made retroactively effective, provided that the amendment is adopted on or before the later of (1) the last day of the Plan's 1999 fiscal year, or (2) no later than 91 days after the IRS issues a final determination letter with respect to the Plan. You have advised us that you intend to make all such amendments to the Plan as may be necessary or appropriate to assure that you will obtain the favorable determination letter described above, or (in the alternative) to seek a favorable determination from the United States Tax Court, or (lastly) to discontinue the Plan.

    You have asked that our opinion confirm that the provisions of the written document constituting the Plan comply with the pertinent qualification requirements of the Code. We have reviewed the provisions of the Plan document, as amended to date. The compliance of the Plan with the qualification requirements of section 401(a) and related provisions of the Code, as amended by SBJPA, is determinable as to form (but not as to operation) on the basis of the formal Plan document. Moreover, determinations as to the Plan's compliance with such requirements are made in the first instance by the IRS and ultimately by the courts.

    Subject to the foregoing and based on your assurances (described above) regarding amendments to the Plan and the determination letter application to be filed with the IRS with respect to the Plan, it is our opinion that the provisions of the Plan, as amended to date, comply in all material respects, or will so comply if retroactively amended as described above, with the qualification requirements of section 401(a) and related provisions of the Code, as amended by SBJPA.

    We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to my part of the Registration Statement, including this opinion, as an exhibit or otherwise.

                                       Very truly yours,

                                       /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                       ORRICK, HERRINGTON & SUTCLIFFE LLP